EX-99.28(g)(i)

SEVENTH AMENDED AND RESTATED

APPENDIX B

CUSTODY AGREEMENT

The following series of Investment Managers Series Trust II ("Funds"), a registered open-end management investment company are hereby made parties to the Custody Agreement dated October 16, 2013, with UMB Bank, n.a. ("Custodian") and Investment Managers Series Trust II (the “Trust”), and agree to be bound by all the terms and conditions contained in said Agreement as of the date that each such series becomes a series of the Trust:

ACR International Quality Return (IQR) Fund

ACR Multi-Strategy Quality Return (MQR) Fund

All Terrain Opportunity Fund

Altrius Enhanced Income Fund

Cedar Ridge Unconstrained Credit Fund

MarketGrader100 Enhanced Fund

RAISE™ Core Tactical Fund

Regal Total Return Fund

Vivaldi Merger Arbitrage Fund

Vivaldi Multi-Strategy Fund

WV Concentrated Equities Fund

INVESTMENT MANAGERS SERIES TRUST II

Attest: /s/ Joshua Gohr	By: /s/ Joy Ausili
Name: Joy Ausili
Title: Vice President and Asst. Secretary
Date: March 19, 2019

UMB BANK, N.A.

Attest: /s/ Mandee Crawford	By: /s/ Pete Bergman
Name: Pete Bergman
Title: SVP
Date: 3/21/2019